Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 17, 2021, Orbital Energy Group, Inc., a Colorado corporation (“Orbital Energy”, the “Company”, “we”, or “our”) entered into a Membership Unit Purchase agreement (the "MUPA") by and among the Company and the owners of all the issued and outstanding membership interests of Front Line Power Construction, LLC, a Texas limited liability company ("FLP" or "Front Line").  FLP is a Houston-based full service electrical infrastructure service company that has provided construction, maintenance, and emergency response services for customers since 2010 and will become a wholly owned subsidiary of the Company. All capitalized terms not defined herein are defined in the MUPA.

Subject to the terms and conditions set forth in the MUPA, the purchase price for FLP was $219,936,000, with the consideration structured as follows:

●	$100,545,000 in cash paid at closing;

●	Issuance of 11,622,018 (as amended) of restricted common stock issued to the sellers of FLP, with an aggregate value of $31,670,000 based upon a per share value of $2.725.

●	Issuance of two, unsecured promissory notes to the sellers of FLP, in the aggregate principal amount outstanding of $86,730,000 (“Seller Notes”) (as amended).

●	Payoff of Front Line notes payable in the amount of $991,000.

The MUPA contains various customary representations, warranties and covenants. In connection with the MUPA, (i) the Company caused FLP to enter into the Employment Agreement with Kurt A. Johnson, Jr., a key employee of FLP, with base compensation ranging up to $250,000, (ii) the Company entered into the Registration Rights Agreement with the sellers of FLP, which provides for piggyback registration rights, (iii) the Company entered into a Lockup Agreements with the sellers of FLP, which provide for two (2) year lockups, and (iv) the Company caused FLP to enter into three primary real estate leases with related party affiliates of the sellers of FLP, with each lease providing for initial three (3) year terms.

The following pro forma financial information is based on our historical consolidated financial statements and the historical financial statements of the acquired Front Line business and is intended to provide you with information about how the FLP transaction might have affected our historical consolidated statement of operations if it had closed as of January 1, 2020. The Company's Gibson Technical Services, Inc. ("GTS") acquisition on April 13, 2021 is also reflected in the pro forma statement of operations as if it was acquired as of January 1, 2020. GTS results are consolidated within Orbital Energy Group, Inc. since the April 13, 2021 acquisition date. The pro forma balance sheet as of September 30, 2021 is as if the FLP acquisition had closed on that date. The GTS balance sheet as of September 30, 2021 is consolidated within Orbital Energy Group, Inc. and so is not shown separately on the pro forma balance sheet.

The pro forma financial information below is based on available information and preliminary assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transaction described above occurred on the date indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and statements of operations for the year ended December 31, 2020 and for the nine-month period ended September 30, 2021, give effect to our acquisitions of Front Line and GTS and the common stock issued to fund the acquisitions. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to or remove the effect of events that are (1) directly attributable to the Front Line and GTS acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on our results.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Historical		Pro Forma Adjustments
	Orbital Energy Group, Inc.	Front Line Power Construction, LLC	Front Line Power Construction, LLC		Pro Forma Combined
(in thousands)	As of September 30, 2021	As of September 30, 2021	Transaction Accounting Adjustments	Note	As of September 30, 2021
	(Unaudited)	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$11,179	$5,435	$(720)	2a	$15,894
Restricted cash - current	150	—	—		150
Trade accounts receivable, net of allowance	22,953	14,257	—		37,210
Inventories	1,790	—	—		1,790
Contract assets	9,048	695	—		9,743
Note receivable, current portion	44	—	—		44
Prepaid expenses and other current assets	5,926	366	—		6,292
Total current assets	51,090	20,753	(720)		71,123

Property and equipment, less accumulated depreciation	14,800	11,007	—		25,807
Investment	1,063	531	—		1,594
Right of use assets - Operating leases	12,880	—	238	2b	13,118
Right of use assets - Financing leases	11,238	—	—		11,238
Goodwill	30,337	—	189,910	2c	220,247
Other intangible assets, less accumulated amortization	41,304	—	—		41,304
Restricted cash	1,026	—	—		1,026
Note receivable	3,210	—	—		3,210
Deposits and other assets	1,083	—	—		1,083
Total assets	$168,031	$32,291	$189,428		$389,750

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$7,710	$515	$—		$8,225
Notes payable, current	25,175	346	85,348	2d	110,869
Operating lease obligations - current portion	3,895	—	189	2b	4,084
Financing lease obligations - current portion	3,805	—	—		3,805
Accrued expenses	10,290	1,343	—		11,633
Contract liabilities	4,188	380	—		4,568
Total current liabilities	55,063	2,584	85,537		143,184
Notes payable, less current portion	4,854	671	97,450	2e, 2f	102,975
Operating lease obligations, less current portion	8,897	—	49	2b	8,946
Financing lease obligations, less current portion	7,561	—	—		7,561
Contingent consideration	720	—	—		720
Other long-term liabilities	69	—	—		69
Total liabilities	77,164	3,255	183,036		263,455

Commitments and contingencies

Stockholders' Equity:
Preferred stock	—	—	—		—
Common stock	66	—	13	2g	79
Additional paid-in capital	281,498	—	35,434	2g	316,932
Treasury stock	(413)	—	—		(413)
Accumulated deficit	(185,993)	—	(19)	2g	(186,012)
Partners' capital	—	29,036	(29,036)	2g	—
Accumulated other comprehensive loss	(4,291)	—	—		(4,291)
Total stockholders' equity	90,867	29,036	6,392		126,295
Total liabilities and stockholders' equity	$168,031	$32,291	$189,428		$389,750

See accompanying notes to unaudited pro forma financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

	Historical			Pro Forma Adjustments
(in thousands, except share and per share amounts)	Orbital Energy Group, Inc.	Gibson Technical Services, Inc.	Front Line Power Construction, LLC	Gibson Technical Services, Inc.	Front Line Power Construction, LLC		Combined Pro Forma
	For the Year Ended December 31, 2020	For the Year Ended December 31, 2020	For the Year Ended December 31, 2020	Transaction Accounting Adjustments	Transaction Accounting Adjustments	Note	For the Year Ended December 31, 2020

Revenues	$38,414	$40,037	$56,121	$—	$—		$134,572

Cost of revenues	31,315	33,266	39,610	126	—	2i	104,317

Gross profit (loss)	7,099	6,771	16,511	(126)	—		30,255

Operating expenses:
Selling, general and administrative expense	29,395	6,669	2,605	—	716	2l	39,385
Depreciation and amortization	4,749	274	—	1,744	—	2h, 2i	6,767
Research and development	45	—	—	—	—		45
Provision for bad debt	1,639	—	—	—	—		1,639
Other operating (income) expense	24	(8)	28	—	—		44

Total operating expenses	35,852	6,935	2,633	1,744	716		47,880

Income (loss) from operations	(28,753)	(164)	13,878	(1,870)	(716)		(17,625)

Other income	959	—	14	—	—		973
Interest expense	(1,303)	(103)	(50)	—	(20,967)	2j	(22,423)

Income (loss) from continuing operations before income taxes and equity in net loss of affiliate	(29,097)	(267)	13,842	(1,870)	(21,683)		(39,075)
Net loss of affiliate	(4,806)	—	—	—	—		(4,806)
Income (loss) from continuing operations before taxes	(33,903)	(267)	13,842	(1,870)	(21,683)		(43,881)
Income tax benefit	(3,546)	—	—	—	—		(3,546)

Income (loss) from continuing operations, net of income taxes	$(30,357)	$(267)	$13,842	$(1,870)	$(21,683)		$(40,335)

Basic and diluted weighted average common shares outstanding	29,937,863	—	—	5,929,267	13,222,440	2k	49,089,570

Loss from continuing operations per common share - basic and diluted	$(1.02)						$(0.82)

See accompanying notes to unaudited pro forma financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

	Historical			Pro Forma Adjustments
(in thousands, except share and per share amounts)	Orbital Energy Group, Inc.	Gibson Technical Services, Inc.	Front Line Power Construction, LLC	Gibson Technical Services, Inc.	Front Line Power Construction, LLC		Pro Forma Combined
	For the Nine Months Ended September 30, 2021	For the 2021 period through April 13, 2021	For the Nine Months Ended September 30, 2021	Transaction Accounting Adjustments	Transaction Accounting Adjustments	Note	For the Nine Months Ended September 30, 2021

Revenues	$56,718	$9,072	$49,683	$—	$—		$115,473

Cost of revenues	55,400	6,328	32,797	36	—	2h	94,561

Gross profit (loss)	1,318	2,744	16,886	(36)	—		20,912

Operating expenses:
Selling, general and administrative expense	43,856	5,067	1,767	—	—		50,690
Depreciation and amortization	4,668	74	—	494	—	2g, 2h	5,236
Research and development	2	—	—	—	—		2
Provision for bad debt	65	—	—	—	—		65
Other operating income	(15)	(6)	(70)	—	—		(91)

Total operating expenses	48,576	5,135	1,697	494	—		55,902

Income (loss) from operations	(47,258)	(2,391)	15,189	(530)	—		(34,990)

Other income	3,009	1,494	3,248	—	—		7,751
Interest expense	(3,098)	(23)	(33)	—	(15,726)	2i	(18,880)

Income (loss) from continuing operations before income taxes	(47,347)	(920)	18,404	(530)	(15,726)		(46,119)

Income tax benefit	(11,035)	—		—	—		(11,035)

Income (loss) from continuing operations, net of income taxes	$(36,312)	$(920)	$18,404	$(530)	$(15,726)		$(35,084)

Basic and diluted weighted average common shares outstanding	53,142,557			2,477,506	13,222,440	2j	68,842,503

Loss from continuing operations per common share - basic and diluted	$(0.68)						$(0.51)

See accompanying notes to unaudited pro forma financial statements

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations have been prepared using the historical consolidated financial statements of Orbital Energy Group, Inc., and the historical financial statements of Front Line Power Construction, LLC, and Gibson Technical Services, Inc. Because we now control Front Line Power Construction, LLC and Gibson Technical Services, Inc., we have applied acquisition accounting as if the acquisitions had closed as of January 1, 2020 for the pro forma statement of operations and as if the acquisition of Front Line Power Construction, LLC, had closed as of September 30, 2021 for the pro forma balance sheet. Purchase accounting adjustments are further described in Note 2 below.

In addition to presenting Orbital Energy Group Inc. operations as reported in our historical financial statements, our unaudited condensed combined pro forma statement of operations for the year ended December 31, 2020 includes the results of Front Line Power Construction, LLC and Gibson Technical Services, Inc. for the year ended December 31, 2020. We believe presenting these combined results is useful in illustrating the presentation of our pro forma condensed combined statement of operations for the year ended December 31, 2020. These pro forma adjustments are based on management's preliminary estimates, which may materially change prior to the completion of the final valuation and purchase price allocations. Line items subject to change based on final valuations still in process include fixed assets, goodwill, other acquisition intangible assets and stock consideration.

2. Transaction-Related Adjustments

a.	Represents cash paid by Orbital Energy Group, Inc. to pay off certain FLP debt and to pay debt issuance costs classified as part of the syndicated loan's original issued discount.

b.

Represents FLP's adoption of ASU 2016-02, Leases (Topic 842) effective January 1, 2019. The adoption of ASU 2016-02 was not applicable in the Front Line Power Construction, LLC financials, as private company implementation under ASC 842 was not required for the reporting period.

c.

Represents the preliminary implied goodwill of Front Line Power Construction, LLC purchased by Orbital Energy Group, Inc. The Company is currently reviewing FLP's potential other intangible assets, for which the Company will allocate from goodwill and which may be amortized in the future.

d.	Represents the issuance of three unsecured promissory notes to the sellers of FLP, in the aggregate principal amount outstanding of $86,730,000 plus the current portion of the Syndicated debt, net of original issue discount.

e.	Represents a $105 million Term Loan with a $4,165,139 million original issue discount for the purposes of financing the FLP Acquisition and the associated expenses and 1,600,422 shares issued to various banks for consideration and payment for the extension of credit related to the $105 million Term Loan issued at $2.36 or preliminary estimated fair value of $3,776,996 classified as an additional original issue discount. The Term Loan initially bears interest at the three-month Adjusted LIBOR Rate, plus the Applicable Margin, of which 2.5% may be paid in-kind. The Term Loan shall be repaid in consecutive quarterly installments of $262,500, commencing on June 30, 2022. The Credit Agreement provides for mandatory prepayments on the occurrence of events such as sales of assets, consolidated excess cash flow and excess receipts during the term. The Credit Agreement provides for prepayment premiums (initially 5% on prepayments made in the first 30 months of the term, declining to 1% in the final year of the term). The Term Loan matures on November 17, 2026, subject to acceleration on events of default.

f.	Represents the payoff of equipment loans held by FLP by Orbital Energy Group, Inc. in the amount of $991,318.

g.	Represents the reversal of FLP's Partners' capital and to record the estimated fair value of 11,622,018 restricted shares issued by Orbital Energy Group, Inc. per the MUPA at $2.725 per share and the issuance of 1,600,422 shares at $2.36 to various banks for consideration and payment for the extension of credit related to the $105 million Term Loan. Accumulated deficit adjustment represents non-original issue discount eligible bank fees paid by the Company which were cost reimbursements associated with the Company's debt offerings.

h.	Represents the addition of Orbital Energy's fair value estimate of the acquired GTS intangibles and the related pro forma amortization. Other intangible assets, acquired values, useful lives and pro forma amortization expense are as follows:

(in thousands)

	Value	Amortization Period (Years)	2020 Pro Forma Amortization	2021 Pro Forma Amortization January 1 to April 12, 2021
Customer Relationships	$16,075	10	$1,607	$455
Trade name	6,388	indefinite	—	—
Non-Compete covenants	385	5	77	22
Total	$22,848		$1,684	$477

i.	Represents the pro forma depreciation related to the markup to fair value of GTS's fixed assets. The markup and related pro forma depreciation expense is as follows:

(in thousands)

	Value	Life (Years)	2020 Pro Forma Depreciation	2021 Pro Forma Amortization January 1 to April 12, 2021
Fixed asset fair value markup - COGS	$882	7	$126	$36
Fixed asset fair value markup - SG&A	417	7	60	17
	$1,299		$186	$53

j.	Represents the interest expense associated with the unsecured promissory notes and the credit agreement including the amortization of the original issue discount on the credit agreement. Interest expense was calculated as follows:

(in thousands)
			2020	2021
	Value	Interest rate	Pro Forma Interest	Nine Month Pro Forma Interest
Seller financed promissory notes	$86,730	6.00%	$5,204	$3,903
Credit Agreement	105,000	13.50%	14,175	10,631
Original issue discount on Credit Agreement	(4,165)	straight line over 5 years	833	625
1,600,422 restricted common shares issued to banks as additional Original issue discount	(3,777)	straight line over 5 years	756	567
Total	$183,788		$20,968	$15,726

k.	Represents the increase in weighted average shares in connection with the issuance of 5,929,267 common shares toward the GTS acquisition, 11,622,018 shares issued in connection with the FLP acquisition, and 1,600,422 shares issued to various banks for consideration and payement for the extension of credit related to the $105 million Term Loan.

l.	Represents cost reimbursements from syndicates related to the issuance of the syndicated Credit Agreement totaling $19,124.

3. Purchase Consideration and Preliminary Purchase Price Allocation

The purchase consideration for Front Line as of November 17, 2021 is as follows:

(in thousands)

Cash consideration	$100,545
Unsecured promissory notes	86,730
Orbital Energy restricted stock issued - 11,622,018 shares	31,670
Pay-off of certain Front Line debt	991
$219,936

Preliminary Purchase Price Allocation – The total purchase price as summarized below was allocated to the acquired tangible and intangible assets and liabilities for purposes of this unaudited pro forma condensed combined financial information, based on their estimated relative fair values assuming the acquisition was completed on the pro forma balance sheet date presented. The final allocation, expected to be complete prior to issuance of the Company's 10-K, will be based upon valuations and other studies for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of the acquired tangible assets and liabilities, including fixed assets, and identifiable intangible assets and liabilities as well as the fair value of equity and debt consideration. Accordingly, the final purchase accounting adjustments, including those resulting from conforming accounting policies to those of the Company, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the acquired tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the acquisition due to differences in amortization related to the assets and liabilities. The total preliminary purchase price was allocated as follows:

(in thousands)
Purchase price	$219,936

Cash and cash equivalents	5,435
Trade accounts receivable	14,257
Contract assets	695
Prepaid expenses and other current assets	366
Property and equipment	11,007
Investment	531
Right of use assets	238
Goodwill	189,910
Liabilities assumed	(2,503)

Purchase price allocation	$219,936

5. Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this document specifically include the expectations surrounding the acquisitions of GTS and FLP as well as the benefits of it and related transactions, as well as plans, strategies, objectives and anticipated financial and operating results of the Company, and other guidance included in this document. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of if the Company, which could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information regarding these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.